Exhibit 99.1

Investors Title Company Announces Second Quarter 2019 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--August 5, 2019--Investors Title Company today announced its results for the second quarter ended June 30, 2019. The Company reported net income attributable to the Company of $5.5 million, or $2.90 per diluted share, compared to $6.9 million, or $3.66 per diluted share, for the prior year period.

Revenues increased 1.9% to $42.7 million, compared with $41.9 million in the prior year quarter. While net premiums written remained virtually flat compared with the prior year, revenue from non-title services increased 48.4%, mainly due to increased revenues associated with like-kind exchange services. Changes in the estimated fair value of equity security investments resulted in an additional $794 thousand of income versus the prior year.

Operating expenses increased 8.1% versus the prior year quarter, mainly because of higher claims and personnel expenses. Claims expense was higher primarily due to an increase in reserves for a potential large claim, and a higher level of favorable loss development in the prior year period. Personnel costs increased as a result of higher staffing levels necessary to support growth and strategic software initiatives.

Income before income taxes decreased 21.5% to $6.9 million for the current quarter versus $8.8 million in the prior year period. Excluding the impact of changes in the estimated fair value of equity security investments, income before income taxes (non-GAAP) decreased 31.8% to $5.8 million for the current quarter versus $8.5 million in the prior year period (see Appendix A).

For the six months ended June 30, 2019, net income attributable to the Company increased 9.0% to $12.1 million, or $6.40 per diluted share, versus $11.1 million, or $5.87 per diluted share, for the prior year period. Revenues increased 9.2% to $82.7 million, while operating expenses increased 9.4% to $67.4 million. Results for the first half of the year have been shaped predominantly by the same factors that affected the second quarter.

Chairman J. Allen Fine added, “Overall premium revenues remained stable for the quarter compared with last year. Although the pace of home sales has cooled slightly from last year, recent decreases in mortgage interest rates have spurred an uptick in refinance activity. We are encouraged that continued strength in the overall economy will continue to drive high levels of activity in our industry, resulting in another year of solid operating results for the Company.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three and Six Months Ended June 30, 2019 and 2018 (in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Net premiums written	$34,978	$35,142	$63,773	$64,701
Escrow and other title-related fees	1,901	2,149	3,223	3,653
Non-title services	2,517	1,696	4,905	3,288
Interest and dividends	1,193	1,125	2,449	2,243
Other investment income	926	1,181	1,336	1,450
Net realized investment (losses) gains	(14)	288	776	441
Changes in the estimated fair value of equity security investments	1,142	348	5,812	(294)
Other	90	7	405	230
Total Revenues	42,733	41,936	82,679	75,712

Operating Expenses:
Commissions to agents	16,275	16,427	31,333	30,452
Provision (benefit) for claims	2,397	564	2,623	(842)
Personnel expenses	11,683	10,798	23,295	22,138
Office and technology expenses	2,230	2,326	4,453	4,395
Other expenses	3,228	3,007	5,742	5,530
Total Operating Expenses	35,813	33,122	67,446	61,673

Income before Income Taxes	6,920	8,814	15,233	14,039

Provision for Income Taxes	1,420	1,894	3,107	2,946

Net Income	5,500	6,920	12,126	11,093

Net Loss Attributable to Noncontrolling Interests	—	27	—	30

Net Income Attributable to the Company	$5,500	$6,947	$12,126	$11,123

Basic Earnings per Common Share	$2.91	$3.68	$6.42	$5.90

Weighted Average Shares Outstanding – Basic	1,889	1,887	1,888	1,886

Diluted Earnings per Common Share	$2.90	$3.66	$6.40	$5.87

Weighted Average Shares Outstanding – Diluted	1,896	1,897	1,896	1,896

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of June 30, 2019 and December 31, 2018 (in thousands) (unaudited)

	June 30, 2019	December 31, 2018
Assets

Cash and cash equivalents	$36,677	$18,694

Investments:
Fixed maturity securities, available-for-sale, at fair value	86,306	88,957
Equity securities, at fair value	55,065	48,489
Short-term investments	18,979	32,787
Other investments	12,419	12,436
Total investments	172,769	182,669

Premiums and fees receivable	11,831	12,128
Accrued interest and dividends	922	946
Prepaid expenses and other receivables	7,002	7,288
Property, net	9,997	10,304
Goodwill and other intangible assets, net	10,528	10,780
Operating lease right-of-use assets	4,660	—
Other assets	1,495	1,459
Current income taxes receivable	613	—
Total Assets	$256,494	$244,268

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$33,038	$31,729
Accounts payable and accrued liabilities	25,079	27,735
Operating lease liabilities	4,663	—
Current income taxes payable	—	4,981
Deferred income taxes, net	5,419	4,184
Total liabilities	68,199	68,629

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,889 and 1,887 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	185,441	174,690
Accumulated other comprehensive income	2,854	949
Total stockholders’ equity	188,295	175,639
Total Liabilities and Stockholders’ Equity	$256,494	$244,268

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Six Months Ended June 30, 2019 and 2018 (in thousands) (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	%	2018	%	2019	%	2018	%
Branch	$10,388	29.7	$10,736	30.6	$17,554	27.5	$19,353	29.9

Agency	24,590	70.3	24,406	69.4	46,219	72.5	45,348	70.1

Total	$34,978	100.0	$35,142	100.0	$63,773	100.0	$64,701	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2019 and 2018
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues
Total revenues (GAAP)	$42,733	$41,936	$82,679	$75,712
(Subtract) Add: Changes in the estimated fair value of equity security investments	(1,142)	(348)	(5,812)	294
Adjusted revenues (non-GAAP)	$41,591	$41,588	$76,867	$76,006

Income before Income Taxes
Income before income taxes (GAAP)	$6,920	$8,814	$15,233	$14,039
(Subtract) Add: Changes in the estimated fair value of equity security investments	(1,142)	(348)	(5,812)	294
Adjusted income before income taxes (non-GAAP)	$5,778	$8,466	$9,421	$14,333

Contacts

Elizabeth B. Lewter
(919) 968-2200